                                                     RULE NO. 424(b)(1)
                                                     REGISTRATION NO. 333-71085

                                   PROSPECTUS

                            SUMMIT SECURITIES, INC.

                 $50,000,000 Investment Certificates, Series B

--------------------------------------------------------------------------------
You should consider carefully the risk factors beginning on page 8 in this prospectus.

The Certificates are obligations of our company and they are not insured or guaranteed by any bank, governmental agency, any insurance company, any affiliate of our company or any other person or entity.
--------------------------------------------------------------------------------

Summit Securities, Inc. is offering Certificates with the following terms:

 . The Certificates are unsecured debt instruments, senior only to outstanding equity securities of Summit.

 . The Certificates rank equally with unsecured debt of Summit and are subordinate to all other debt of Summit.

      Minimum                                                             Annual
     Investment                Term To Maturity                      Interest Rate(1)
     ----------                ----------------                      ----------------
        $100                      120 Months                              8.875%
        $100                   96 to 119 Months                           8.500%
        $100                   72 to 95 Months                            8.250%
        $100                   60 to 71 Months                            8.000%
        $100                   48 to 59 Months                            7.000%
        $100                   36 to 47 Months                            6.750%
        $100                   24 to 35 Months                            6.500%
        $100                   12 to 23 Months                            6.350%
      $250,000                    120 Months                              9.250%
      $250,000                 96 to 119 Months                           9.000%
      $250,000                 72 to 95 Months                            8.750%
      $250,000                 60 to 71 Months                            8.500%
                          Installment Payment Option
       $2,000                  60 to 120 Months                           6.500%

--------
(1) You may elect one of three options to receive principal and interest payments on the Certificates: (a) to receive interest monthly, quarterly, semi-annually or annually, without compounding, (b) to leave the interest with Summit and it will compound semi-annually, or (c) at the above identified installment terms, equal monthly installments of principal and interest in accordance with an amortization schedule that you select.

                                       Per Certificate          Total
                                       ---------------          -----
   Public Offering Price..............      100%             $50,000,000
   Underwriting Discounts and
    Commissions(1)....................    0% to 6%         None-$3,000,000
   Proceeds, before expenses, to
    Issuer or Other Persons...........   100% to 94%   $50,000,000-$47,000,000

--------
(1) You will not incur a direct sales charge. Certificates earn interest, without deduction for underwriting discounts or commissions. Summit will reimburse our underwriter for commissions paid to licensed securities sales representatives. Sales commission rates on the sale of Certificates depend upon the terms of the sale and upon whether the sales are reinvestments or new purchases. See "PLAN OF DISTRIBUTION."

 . Currently, there is no trading market for the Certificates and you should not expect one to be established in the future.

 . This offering of Certificates is subject to withdrawal or cancellation by Summit without notice.

 . We are offering the Certificates on a continuous, best efforts basis.

 . The Certificates are being issued only in book-entry form.

 . There is no minimum amount of Certificates that must be sold.

 . You may not purchase Certificates pursuant to this prospectus after January
  31, 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                    METROPOLITAN INVESTMENT SECURITIES, INC.

                The date of this prospectus is February 9, 1999.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..................................................   2

PROSPECTUS SUMMARY..........................................................   3

RISK FACTORS................................................................   8

USE OF PROCEEDS.............................................................   9

DESCRIPTION OF CERTIFICATES.................................................   9

PLAN OF DISTRIBUTION........................................................  12

LEGAL MATTERS...............................................................  13

EXPERTS.....................................................................  13

AVAILABLE INFORMATION.......................................................  13

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................  13


                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about Summit, including, among other things:

  .  Our anticipated growth strategies;

  . Anticipated trends in our businesses, including trends in the markets for insurance, mortgages and annuities;

  .  Future interest rate trends, movements and fluctuations;

  .  Future originations of commercial loans;

  .  Future expenditures for purchasing receivables; and

  . Our ability to continue to control costs and accurately price the risk of default on the payment of receivables.

                               ----------------

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the Certificates. You should read both the prospectus and the accompanying Annual Report of Summit on Form 10-K for the fiscal year ended September 30, 1998, carefully before making your investment decision.

                                  The Company

General

   Summit Securities, Inc. ("Summit") was incorporated under the laws of the State of Idaho on July 25, 1990. Its principal executive offices are located at 601 West First Avenue, Spokane, Washington 99201-5015. Its mailing address is P.O. Box 2162, Spokane, Washington 99210-2162 and its telephone number is (509) 838-3111. Summit also maintains an office at 8601 W. Emerald, Suite 150, Boise, Idaho 83704 and its telephone number at that address is (208) 376-8260. Summit and its subsidiaries are jointly referred to as the "Consolidated Group," while references solely to the parent company will be to "Summit."

History

   We were founded in 1990, as a wholly owned subsidiary of Metropolitan Mortgage & Securities Co., Inc. ("Metropolitan") and we were later acquired by National Summit Corp. ("National") on September 9, 1994. In the first six months of 1995, we acquired a broker/dealer, Metropolitan Investment Securities, Inc., and a subsidiary holding company of Summit, Summit Group Holding Company, who acquired Old Standard Life Insurance Company ("Old Standard") from Metropolitan. On December 28, 1995, Old Standard acquired another insurance company, Arizona Life Insurance Company ("Arizona Life"), which subsequently changed its name to Old West Annuity & Life Insurance Company ("Old West"). We also own a property development company, Summit Property Development, Inc. The chart on the next page depicts the relationship among certain significant companies within the Consolidated Group.

   Even though our parent company changed from Metropolitan to National, we continue to be controlled by C. Paul Sandifur, Jr., who is both the owner of National and the President and controlling shareholder of Metropolitan. As a result of Mr. Sandifur's control, we have several affiliates that are subsidiaries of Metropolitan, including Metwest Mortgage Services, Inc. ("Metwest") and Western United Life Assurance Company (Western United). Collectively, Metropolitan, Metwest and Western United are referred to as "Affiliated Companies."

Business

   The Consolidated Group is engaged in a nationwide business of originating, acquiring, holding and selling receivables. These receivables include small to mid-sized commercial real estate loans and real estate contracts and promissory notes that are secured by first position liens on residential real estate. The Consolidated Group also invests in receivables consisting of real estate contracts and promissory notes secured by second and lower position liens, structured settlements, annuities, lottery prizes, and other investments. These assets are collectively referred to in this prospectus as "Receivables." The Receivables secured by real estate are typically non-conventional because they were either financed by the sellers of the property or they were originated by institutional lenders who originate loans for borrowers with impaired credit or for non-conventional properties. In addition to Receivables, the Consolidated Group invests in U.S. Treasury obligations, corporate bonds and other securities.

   Our capital to invest in these Receivables comes from several sources. The Consolidated Group uses funds generated from Receivable cash flows, the sale of annuities, the sale and securitization of Receivables, the sale of certificates and preferred stock, collateralized borrowing, and securities portfolio earnings.

   The Affiliated Companies provide services to the Consolidated Group for a fee and engage in various business transactions with the Consolidated Group. Metropolitan provides Receivable acquisition services, and Metwest provides Receivable collection and servicing to Summit, Old Standard and Old West. For a more detailed discussion of the business of the Consolidated Group, see "Item 1" in Summit's Annual Report filed on Form 10-K for the year ended September 30, 1998, which is attached to this prospectus.

 Organizational structure chart
 (as of September 30, 1998)
                             [CHART APPEARS HERE]



                             NATIONAL SUMMIT CORP.
                                       |
                                   100%|
                                     SUMMIT
                                SECURITIES, INC.
                                       |
       _______________________________________________________________
       |                               |                              |
   100%|                           100%|                          100%|
  METROPOLITAN                       SUMMIT                        SUMMIT
   INVESTMENT                       PROPERTY                    GROUP HOLDING
SECURITIES, INC.                DEVELOPMENT, INC.                 COMPANY
                                                                      |
                                                                  100%|
                                                                OLD STANDARD
                                                               LIFE INSURANCE
                                                                   COMPANY
                                                                      |
                                                                  100%|
                                                                  OLD WEST
                                                                  ANNUITY &
                                                               LIFE INSURANCE
                                                                   COMPANY

   The Consolidated Group consists of Summit Securities, Inc. and all of its subsidiaries. The above chart lists the principal operating subsidiaries and ownership of the Consolidated Group.

   National Summit Corp.: The parent company of Summit, inactive except as owner of Summit Securities, Inc. Wholly owned by C. Paul Sandifur, Jr., who is also President and controlling shareholder of Metropolitan.

   Summit Securities, Inc.: Invests in Receivables (as defined herein) and other investments that are principally funded by proceeds from Receivable investments, other investments and securities offerings.

   Metropolitan Investment Securities, Inc.: Broker/dealer that is in the business of marketing securities that are offered by Summit and Metropolitan, mutual funds and general securities.

   Summit Property Development, Inc.: Provides real estate development services to others, principally to Metropolitan and its subsidiaries.

   Summit Group Holding Company: Inactive except as the owner of Old Standard Life Insurance Company.

   Old Standard Life Insurance Company: Invests in Receivables and other investments that are principally funded by proceeds from Receivable investments and from annuity sales.

   Old West Annuity & Life Insurance Company: This company, formerly known as Arizona Life Insurance Company, invests in Receivables and other investments that are principally funded by the proceeds from Receivable investments and from annuity sales.

                                Offering Summary

Investment Certificates       We are offering $50,000,000 in principal amount
 Offering                     of Investment Certificates, Series B. They are
                              being issued at the minimum investment amounts, terms, and rates set forth on the cover page of this prospectus. There is no minimum amount of Certificates that must be sold. The Certificates will be issued only in book-entry form. See
                              "DESCRIPTION OF CERTIFICATES."

Certificates                  The Certificates are unsecured debt of Summit. At
                              September 30, 1998, we had outstanding
                              approximately $55,894,000 (principal and compounded and accrued interest) of certificates and similar obligations and approximately
                              $184,000 (principal and accrued interest) of collateralized debt and similar obligations. See
                              "CAPITALIZATION."

Principal and Interest        You may elect one of three options to receive
 Payments                     principal and interest payments on the
                              Certificates: (1) to receive interest monthly, quarterly, semi-annually or annually, without compounding, (2) to leave the interest with Summit and it will compound semi-annually, or (3) for the installment Certificates, monthly installments of principal and interest in accordance with an amortization schedule that you select. The minimum investment amounts, terms and interest rates on unissued Certificates offered hereby may be changed from time to time by Summit by supplementing this prospectus. The terms of Certificates issued prior to such change will not be affected. See "DESCRIPTION OF CERTIFICATES--
                              Payment of Principal and Interest."

Use of Proceeds               We will use the proceeds of this Certificate
                              offering to invest in Receivables and to make other investments, which may include investments in existing subsidiaries, new business ventures or to acquire other companies. We may also use the proceeds to retire maturing certificates, to pay preferred stock dividends and for general corporate purposes. See "USE OF PROCEEDS."

Risk Factors                  Your investment in the Certificates involves a
                              certain degree of risk. You should purchase the Certificates only after reviewing the risks described in this prospectus. See "RISK FACTORS" for a complete discussion of the risks associated with investing in the Certificates.

                                 CAPITALIZATION

   The following table sets forth the capitalization of the Consolidated Group at September 30, 1998:

Debt Payable:
  Real estate contracts and mortgage notes payable 6.5% to 8.0%,
   due 1998 to 2008................................................ $   184,421
                                                                    -----------
  Total Debt Payable...............................................     184,421
                                                                    -----------
Investment Certificates:
  Investment Certificates, maturing 1998 to 2004, at 6.35% to 10%..  49,680,868
  Compound and accrued interest....................................   6,213,225
                                                                    -----------
  Total Investment Certificates....................................  55,894,093
                                                                    -----------
Stockholders Equity:
  Preferred Stock, $10 par: 10,000,000 shares authorized; 66,587 shares issued and outstanding (liquidation preference
   $6,658,680).....................................................     665,868
  Common Stock, $10 par: 2,000,000 shares authorized; 10,000 shares
   issued and outstanding..........................................     100,000
  Additional paid-in capital.......................................   4,405,604
  Retained earnings................................................   5,420,838
  Net unrealized gains on investments..............................      91,754
                                                                    -----------
  Total Stockholders' Equity.......................................  10,684,064
                                                                    -----------
  Total Capitalization............................................. $66,762,578
                                                                    ===========

                      Summary Consolidated Financial Data

   The summary consolidated financial data shown below as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 (other than the ratio of earnings to fixed charges and preferred stock dividends) have been derived from, and should be read in conjunction with, the consolidated financial statements, related notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in Summit's Form 10-K, which is incorporated herein by reference and attached to this prospectus. The consolidated financial data shown below as of September 30, 1996, 1995 and 1994 and for the years ended September 30, 1995 and 1994 (other than the ratio of earnings to fixed charges and preferred stock dividends) have been derived from the consolidated financial statements not included elsewhere herein.

                                             Year Ended September 30,
                          ------------------------------------------------------------------
                              1998          1997          1996         1995         1994
                          ------------  ------------  ------------  -----------  -----------
INCOME STATEMENT DATA:
Revenues................  $ 29,965,547  $ 19,785,462  $ 14,536,449  $ 9,576,615  $ 3,395,352
                          ============  ============  ============  ===========  ===========
Net income..............  $  2,524,027  $  1,851,240  $  1,244,522  $   587,559  $   264,879
Preferred stock
 dividends..............      (498,533)     (446,560)     (333,606)    (309,061)      (2,930)
                          ------------  ------------  ------------  -----------  -----------
Income applicable to
 common stockholder.....  $  2,025,494  $  1,404,680  $    910,916  $   278,498  $   261,949
                          ============  ============  ============  ===========  ===========
PER COMMON SHARE DATA:
Basic and diluted income
 per share applicable to
 common stockholder.....  $     202.55  $     140.47  $      91.09  $     27.85  $     13.47
                          ============  ============  ============  ===========  ===========
Weighted average number
 of common shares
 outstanding............        10,000        10,000        10,000       10,000       19,455
                          ============  ============  ============  ===========  ===========
Ratio of earnings to
 fixed charges..........          1.64          1.46          1.40         1.25         1.16
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends..............          1.46          1.31          1.26         1.11         1.16
BALANCE SHEET DATA:
Due from/(to) affiliated
 companies, net.........  $ 10,985,805  $    870,525  $  1,296,290  $(1,960,104) $  (267,735)
Total assets............  $206,594,234  $166,354,070  $117,266,680  $96,346,572  $35,101,988
Investment certificates
 and other debt
 payable................  $ 56,078,514  $ 50,607,983  $ 46,674,841  $38,650,532  $31,212,718
Stockholders' equity....  $ 10,684,064  $  7,756,643  $  5,358,774  $ 3,907,067  $ 3,321,230

                                  RISK FACTORS

   When deciding whether or not to purchase the Certificates offered in this prospectus, you should consider the risks set forth in the "INTRODUCTION-- Factors Affecting Future Operating Results" section of our Annual Report on Form 10-K for the year ended September 30, 1998 incorporated into and attached to this prospectus. You should also consider the following risks associated with an investment in the Certificates:

The Indenture does not         Summit's and your rights and obligations in the
restrict the ability of        certificates offered in this prospectus
Summit to incur additional     ("Certificates") are defined in an indenture
debt                           dated as of November 15, 1990, and the first
                               supplement to that indenture dated as of December 31, 1997. The indenture does not restrict our ability to issue additional certificates or to incur other unsecured or collateralized debt. We are not required to maintain any specified financial ratios, minimum net worth, minimum working capital or a sinking fund.

Certificates are not insured   The Certificates offered in this prospectus are
against the risk of loss       unsecured obligations of our company and they
                               are not insured or guaranteed by any bank, any governmental agency, any insurance company, any affiliate of our company or any other person or entity. Thus, the Certificates have greater risk than investments that are insured by such entities against the risk of loss.

Certificates are not a         There is no trading market for the
liquid investment due to the   certificates, and it is not anticipated that
absence of a market to trade   one will develop. Generally, you cannot have
the Certificates               your Certificates redeemed until they mature.
                               There are only limited situations in which Certificates can be redeemed early. These may include situations where there is a mutual agreement between you and Summit, or when the "prepayment on death" provision applies. You should consider your needs for liquidity before investing in the Certificates and you should be prepared to hold any Certificates purchased in this offering until their maturity. See
                               "DESCRIPTION OF CERTIFICATES."

Risks with using the book-     Our use of book-entry certificates rather than
entry certificates because     actual physical certificates in this offering
there are no physical          could limit the markets for these securities,
certificates to transfer       prevent a secondary market from forming and
                               could delay payments to you. The absence of physical certificates for the Certificates may prevent a secondary market from developing because investors like yourself may be unwilling to invest in securities if they cannot obtain delivery of physical certificates. The use of book-entry certificates may delay payments to you because distributions on such Certificates would be made first to the person in whose name the Certificates are registered.

                                USE OF PROCEEDS

   If all of the Certificates that are offered in this prospectus are sold, we expect net proceeds to total $50,000,000 before deducting offering expenses and sales commissions. Sales commissions will range from zero to six percent (0% -6%) of the offering proceeds (between $0 and $3,000,000), depending on the maturities of the Certificates sold and whether sales are reinvestments or new purchases. Other expenses are estimated to be $157,000. There can be no assurance, however, that any of the Certificates can or will be sold.

   In conjunction with the other funds available to us through operations and/or borrowings, we currently plan to utilize the proceeds of the offered Certificates for the following purposes, which are shown in descending order of priority: funding investments in Receivables and other investments, which may include investing in existing subsidiaries, commencing new business ventures and acquiring other companies. The Consolidated Group continues to evaluate possible acquisition candidates, but there are presently no commitments or agreements for material acquisitions. To the extent internally generated funds are insufficient or unavailable for the retirement of maturing certificates through the period ending January 31, 2000, proceeds of this offering may be used for retiring maturing certificates, preferred stock dividends and for general corporate purposes (debt service, and other general operating expenses). Approximately $8,638,000 in principal amount of debt securities will mature between February 1, 1999 and January 31, 2000 with interest rates ranging from 6.35% to 10.0% and averaging approximately 8.0% per annum. See "BUSINESS--Factors Affecting Future Operating Results" in our Annual Report on Form 10-K for the year ended September 30, 1998.

   Management anticipates that some of the proceeds of this offering will be invested in money market funds, bank repurchase agreements, commercial paper, U.S. Treasury Bills and similar short-term investments until used as stated above. Due to our inability to accurately forecast the total amount of Certificates to be sold pursuant to this offering, no specific amounts have been allocated for any of the foregoing purposes.

   In the event substantially less than the maximum proceeds are obtained, we do not anticipate any material changes to our planned use of proceeds from those described above.

                          DESCRIPTION OF CERTIFICATES

General

   The Certificates will be issued under an indenture, as amended, dated as of November 15, 1990 and a supplement thereto dated as of December 31, 1997 (collectively, the "Indenture"). The following statements under this caption relating to the Certificates and the Indenture are summaries and do not purport to be complete. Such summaries are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, a copy of which is filed as an exhibit to the Registration Statement and is also available for inspection at the principal office of Summit.

   The Certificates will represent general unsecured obligations of Summit and will be issued in book-entry form without coupons, in fractional denominations of $0.01 or more. The Certificates will have the minimum investment amounts, maturities and the interest rates set forth on the cover page of this prospectus. The stated interest rates, maturities, and minimum investment amounts of unissued Certificates may be changed at any time by Summit by way of supplement to this prospectus. Any such change will have no effect on the terms of the previously sold Certificates.

   Certificates may be transferred or exchanged for other Certificates of the same series of a like aggregate principal amount, subject to the limitations set forth in the Indenture. No service charge will be made for any transfer or exchange of Certificates. Summit may require payment of taxes or other governmental charges imposed in connection with any such transfer or exchange. Interest will accrue at the stated rate from the date of issue until maturity. The Certificates are not convertible into capital stock or other securities of Summit.

   The Certificates are not subject to redemption prior to maturity, but may be prepaid pursuant to the prepayment on death provision described below. Also, in limited circumstances involving an investor's demonstrated financial hardship, subject to regulatory restrictions affecting redemptions and exchanges of securities during an offering, Summit may, in its sole discretion, consider a request for an early payout of a Certificate upon terms mutually agreed to by the holder of the Certificate and Summit. Such early payout requests are reviewed in the order received and are subject to the review by Summit's executive management.

Payment of Principal and Interest

   Interest will be payable to the Certificate holder(s) under one of several interest payment plans. The purchaser selects an interest payment plan at the time the Certificates are purchased and can change this plan at any time by giving written notice to Summit. The purchaser may elect to have uncompounded interest paid on a monthly, quarterly, semi-annual or annual basis without compounding. Or, an investor may elect to leave the accrued interest with Summit in which case it will compound semi-annually at the stated interest rate. Purchasers who choose the compounding option, upon written notice to Summit, may withdraw the interest accumulated during the last two completed semi-annual compounding periods and the interest accrued from the end of the last compounding period to the date Summit receives the notice. However, interest that was compounded prior to the last two completed semi-annual compounding periods is available only at maturity.

   Alternatively, the Certificate holder can elect to level monthly installments comprised of principal and interest, subject to the minimum term and investment requirements set forth on the cover page of this prospectus. These payments will be paid to the Certificate holder commencing 30 days from the issue date of the Certificate until maturity. The amount of each installment will be determined by the amortization term designated by the Certificate holder at the time the Certificate is purchased.

   Certificate holders will be notified in writing approximately 30 days prior to the date their Certificates will mature. The amounts due on maturity are placed in a separate bank trust account until paid to the Certificate holder(s). Certificates do not earn interest after the maturity date. Unless otherwise requested by the Certificate holder, Summit will pay the principal and accumulated interest due on the matured certificate to the Certificate holder(s) at Summit's main office, or by mail to the address designated by the Certificate holder(s).

Prepayment on Death

   In the event of the death of a registered owner of a Certificate, any party entitled to receive some or all of the proceeds of the Certificate may elect to have his or her portion of the principal and any accrued but unpaid interest prepaid in full in five consecutive equal monthly installments. Interest will continue to accrue on the declining principal balance of such portion. No interest penalties will be assessed. Any request for prepayment shall be made to Summit in writing and shall be accompanied by the Certificate and evidence satisfactory to Summit of the death of the registered owner or joint registered owner. Before prepayment, Summit may require the submission of additional documents or other material which it may consider necessary to determine the portion of the proceeds the requesting party is entitled to receive, or assurances which, in Summit's discretion, it considers necessary to the fulfillment of its obligations.

Related Indebtedness

   The Indenture pursuant to which the Certificates are issued does not restrict Summit's ability to issue additional Certificates or to incur other debt. The Indenture does not require Summit to maintain any specified financial ratios, minimum net worth or minimum working capital. Certificates will not be guaranteed or insured by any governmental or private agency. The Certificates offered hereby are senior in liquidation to all outstanding equity securities of Summit. They are subordinate to Summit's secured debt and are on a parity with all other outstanding certificates, unsecured accounts payable and accrued liabilities. The amount of outstanding certificates on September 30, 1998, including compound and accrued interest, was approximately $55,894,000. There are no limitations on Summit's ability to incur collateralized debt. Collateralized debt outstanding on that date was approximately $184,000, including principal and accrued interest. Certificate holders should not rely on the terms of the Indenture for protection of their investment, but should look rather to the creditworthiness of Summit and its ability to satisfy its obligations.

Concerning the Trustee

   First Trust National Association ("First Trust") was appointed successor trustee (the "Trustee") under the Indenture on April 24, 1996, at which time Management was informed by West One that the reason for the resignation was its business decision to discontinue Trust services. First Trust assumed all of the duties and obligations of the trustee as set forth in the Indenture, as amended and supplemented. The Trustee is obligated under the Indenture to oversee, and if necessary, to take action to enforce fulfillment of Summit's obligations to Certificate holders. First Trust was subsequently acquired by U.S. Bank Trust National Association, but continues its role as Trustee. The Trustee is a national banking association, with a combined capital and surplus in excess of $100 million. Summit and certain of its affiliates may maintain deposit accounts with and may, from time to time, borrow money from the Trustee and conduct other banking transactions with it. At September 30, 1998 and as of the date of this prospectus, no loans from the Trustee were outstanding. In the event of default, the Indenture permits the Trustee to become a creditor of Summit and does not preclude the Trustee from enforcing its rights as a creditor, including rights as a holder of collateralized indebtedness.

Rights and Procedures in the Event of Default

   Events of default include the failure of Summit to pay interest on any Certificate for a period of 30 days after it becomes due and payable; the failure to pay the principal or any required installment thereof of any Certificate when due; the failure to perform any other covenant in the Indenture for 60 days after notice; and certain events in bankruptcy, insolvency or reorganization with respect to Summit. Upon the occurrence of an event of default, either the Trustee or the holders of 25% or more in principal amount of Certificates then outstanding may declare the principal of all the Certificates to be due and payable immediately.

   The Trustee must give the Certificate holders notice by mail of any default within 90 days after the occurrence of the default, unless the default has been cured or waived. The Trustee may withhold such notice if it determines in good faith that such withholding is in the best interest of the Certificate holders, except if the default consists of failure to pay principal or interest on any Certificate.

   Subject to certain conditions, any such default, except failure to pay principal or interest when due, may be waived by the holders of a majority (in aggregate principal amount) of the Certificates then outstanding. Such holders will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any power conferred on the Trustee, except as otherwise provided in the Indenture. The Trustee may require reasonable indemnity from holders of Certificates before acting at their direction.

   Within 120 days after the end of each fiscal year, Summit must furnish to the Trustee a statement of certain officers of Summit concerning their knowledge as to whether or not Summit is in default under the Indenture.

Modification of the Trust Indenture

   Certificate holders' rights may be modified with the consent of the holders of 66 2/3% of the outstanding principal amounts of Certificates, and 66 2/3% of each series affected. In general, no adverse modification of the terms of payment and no modification reducing the percentage of Certificates required for modification is effective against any Certificate holder without his or her consent.

Restrictions on Consolidation, Merger and Other Fundamental Corporate Changes

   Summit may not consolidate with or merge into any other corporation or transfer substantially all its assets unless either Summit is the continuing corporation formed by such consolidation, or into which Summit is merged, or the person acquiring by conveyance or transfer of such assets shall be a corporation organized and existing under the laws of the United States or any state thereof which assumes the performance of every covenant of Summit under the Indenture and certain other conditions precedent are fulfilled. The Indenture contains no other provisions or covenants which afford holders of the Certificates special protection in the event of a highly leveraged buyout transaction.

Transfer Agent and Registrar

   Metropolitan acts as Transfer Agent and Registrar for Summit's
Certificates.

                             PLAN OF DISTRIBUTION

   The Certificates are offered directly to the public on a continuing best efforts basis through Metropolitan Investment Securities, Inc. ("MIS"), which is a subsidiary of Summit. Accordingly, the offering has not received the independent selling agent review customarily made when an unaffiliated selling agent offers securities. No commission or other expense of the offering will be paid by the purchasers of the Certificates. A commission will, however, be paid by Summit on most Certificate purchases in the maximum amount of 6% of the Certificate price, generally depending on the term of the Certificate and whether or not the transaction is a reinvestment or new purchase. Certificates are offered only for cash or cash equivalents. MIS will transmit such funds directly to Summit by noon of the next business day after receipt. Summit will also pay certain other expenses in connection with the offering. During the fiscal year ended September 30, 1998, MIS received commissions of $492,169 from Summit on sales of approximately $14,169,000 of Summit's debt securities.

   MIS is a member of the National Association of Securities Dealers, Inc. (the "NASD"). As such, NASD Rule 2720 applies and requires, in part, that a qualified independent underwriter be engaged to make a recommendation regarding the interest rates to be paid on the Certificates offered through this prospectus. Accordingly, MIS has obtained a letter from Cruttenden Roth Incorporated, a NASD member, ("Cruttenden") that the interest rates on the Certificates using a formula tied to corresponding interest rates paid by the U.S. Treasury and regional financial institutions is consistent with Cruttenden's recommendations which were based on conditions and circumstances existing as of the date of the prospectus. Summit undertakes to maintain the interest rates on Certificates no lower than those recommended by Cruttenden based on the formula. Accordingly, the yield at which the Certificates will be distributed will be no lower than that recommended by Cruttenden. Cruttenden has assumed the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. For performing its functions as a qualified independent underwriter with respect to the Certificates offered hereunder, Cruttenden is to be paid $33,334 in fees.

   The Registrant has agreed to indemnify Cruttenden against, or make contributions to Cruttenden with respect to certain liabilities under the Securities Act of 1933, as amended, (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   There is not now and Summit does not expect that there will be a public trading market for the Certificates in the future. MIS does not intend to make a market for the Certificates. See "RISK FACTORS--Certificates are not a liquid investment due to the absence of a market to trade the Certificates."

   MIS may enter into selected dealer agreements with and reallow to certain dealers who are members of the NASD, and certain foreign dealers who are not eligible for membership in the NASD, a commission of up to 6% of the principal amount of Certificates sold by such dealers.

                                 LEGAL MATTERS

   Certain legal matters relating to the Certificates to be offered hereby will be passed upon for Summit by the law firm of Kutak Rock, Denver, Colorado.

                                    EXPERTS

   The consolidated balance sheets of Summit Securities, Inc. and its subsidiaries as of September 30, 1998 and 1997 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph describing changes in the methods of accounting for the transfer and servicing of financial assets in 1997 and impaired loans in 1996, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   Summit is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Summit with the Commission can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Washington, DC 20549 and at certain of its regional offices which are located in the New York Regional Office, Seven World Trade Center, Suite 1300, New York, NY 10048, and the Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as Summit, that file electronically with the Commission at the following Internet address: (http://www.sec.gov).

   Summit has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement on Form S-2 under the Securities Act, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following document filed with the Commission is incorporated herein by reference in this prospectus:

   Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (filed January 13, 1999).

   Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   Summit will provide without charge to each person, including to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been referenced in this prospectus other than exhibits to such documents. Requests for such copies should be directed to Corporate Secretary, Summit Securities, Inc., PO Box 2162, Spokane, Washington 99210-2162, telephone number (509) 838-3111.

                            Summit Securities, Inc.

                                [LOGO] SUMMIT
                                       SECURITIES

                 $50,000,000 Investment Certificates, Series B


                               ----------------

                                   PROSPECTUS

                               ----------------


                                February 9, 1999


                     Metropolitan Investment Services, Inc.